 Exhibit 99.1
News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	November 3, 2011
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Third Quarter Ended September 30, 2011

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2011.

Operating Results for the Three Months Ended September 30, 2011

For the three months ended September 30, 2011, net income allocable to our common shareholders was $118.0 million or $0.69 per diluted common share, compared to $182.2 million or $1.07 per diluted common share for the same period in 2010, representing a decrease of $64.2 million or $0.38 per diluted common share.  This decrease is due to (i) a foreign currency exchange loss of $28.3 million during the quarter ended September 30, 2011 as compared to a gain of $55.5 million for the same period in 2010 and (ii) $16.2 million in Emerging Issues Task Force D-42 (“EITF D-42”) charges related to the redemption of our preferred securities, partially offset by (iii) improved operations of our Same Store Facilities (discussed below) and our non- same store facilities and (iv) increased equity in earnings from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011.

Revenues for the Same Store Facilities (see table below) increased 5.8% or $21.4 million in the quarter ended September 30, 2011 as compared to the same period in 2010, primarily due to a 1.3% increase in average occupancy and a 4.0% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities remained flat in the quarter ended September 30, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 8.6% or $21.3 million in the quarter ended September 30, 2011 as compared to the same period in 2010.

Operating Results for the Nine Months Ended September 30, 2011

For the nine months ended September 30, 2011, net income allocable to our common shareholders was $397.5 million or $2.33 per diluted common share, compared to $277.8 million or $1.64 per diluted common share for the same period in 2010, representing an increase of $119.7 million or $0.69 per diluted common share.  This increase is due to (i) improved operations of our Same Store Facilities (discussed below) and our non-same store facilities, (ii) a foreign currency exchange gain of $13.5 million during the nine months ended September 30, 2011 as compared to a loss of $28.6 million for the same period in 2010, (iii) increased equity in earnings and interest and other income from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011.

Revenues for the Same Store Facilities (see table below) increased 4.4% or $47.7 million in the nine months ended September 30, 2011 as compared to the same period in 2010, primarily due to a 1.6% increase in average occupancy and a 2.4% increase in realized rent per occupied square foot.  Cost of operations for the Same Store Facilities remained flat in the nine months ended September 30, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 6.8% or $47.9 million in the nine months ended September 30, 2011 as compared to the same period in 2010.

Funds from Operations

For the three months ended September 30, 2011, funds from operations (“FFO”) was $1.29 per common share on a diluted basis as compared to $1.69 per diluted common share for the same period in 2010, representing a decrease of $0.40 per diluted common share.

For the three months ended September 30, 2011, FFO was impacted by a foreign currency exchange loss of $28.3 million (compared to a gain of $55.5 million for the same period in 2010), and a $16.2 million charge related to our redemptions of preferred shares in applying EITF D-42.

For the nine months ended September 30, 2011, FFO was $4.17 per common share on a diluted basis as compared to $3.39 per diluted common share for the same period in 2010, representing an increase of $0.78 per diluted common share.

For the nine months ended September 30, 2011, FFO was impacted by a foreign currency exchange gain of $13.5 million (compared to a loss of $28.6 million for the same period in 2010), and a $29.1 million net charge related to our redemptions of preferred shares, including our equity share from PSB, in applying EITF D-42 (compared to $31.1 million due to our redemptions of preferred shares, including our equity share from PSB, and our redemption of our Equity Shares, Series A for the same period in 2010).

Our FFO for each period was also impacted by various items such as impairment charges, acquisition due diligence costs, changes in accounting estimates, gains on early redemption of debt, as well as our equity share of PSB’s lease termination benefits.  The net impact of these items was a $0.01 reduction in FFO per share for the three months ended September 30, 2011 and for each of the nine months ended September 30, 2011 and 2010, and a $0.01 increase in FFO per share for the three months ended September 30, 2010.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Percentage Change	2011	2010	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.56	$1.35	15.6%	$4.27	$3.75	13.9%

Foreign currency exchange gain (loss)	(0.17)	0.33		0.08	(0.17)
Application of EITF D-42 to the redemption of our securities and our equity share from PSB	(0.09)	-		(0.17)	(0.18)
Other items, net	(0.01)	0.01		(0.01)	(0.01)

FFO per diluted common share, as reported	$1.29	$1.69	(23.7)%	$4.17	$3.39	23.0%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represent those 1,931 facilities that are stabilized and owned since January 1, 2009 and therefore provide meaningful comparisons for 2010 and 2011.  The following table summarizes the historical operating results of these 1,931 facilities (121.6 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2011.

Selected Operating Data for the Same Store Facilities (1,931 Facilities):	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Percentage Change	2011	2010	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$368,645	$349,954	5.3%	$1,065,786	$1,024,486	4.0%
Late charges and administrative fees collected	21,356	18,635	14.6%	59,005	52,654	12.1%
Total revenues (a)	390,001	368,589	5.8%	1,124,791	1,077,140	4.4%

Cost of operations:
Property taxes	39,384	38,954	1.1%	120,690	118,261	2.1%
Direct property payroll	25,103	25,221	(0.5)%	75,913	74,675	1.7%
Media advertising	2,110	3,084	(31.6)%	9,399	14,852	(36.7)%
Other advertising and promotion	5,712	5,542	3.1%	18,156	17,159	5.8%
Utilities	10,396	10,221	1.7%	28,883	27,725	4.2%
Repairs and maintenance	10,897	10,790	1.0%	32,577	34,414	(5.3)%
Telephone reservation center	2,359	2,903	(18.7)%	7,335	8,575	(14.5)%
Property insurance	2,240	2,398	(6.6)%	7,231	7,336	(1.4)%
Other costs of management (a)	22,324	21,348	4.6%	69,724	67,208	3.7%
Total cost of operations (a)	120,525	120,461	0.1%	369,908	370,205	(0.1)%

Net operating income (b)	$269,476	$248,128	8.6%	$754,883	$706,935	6.8%

Gross margin	69.1%	67.3%	2.7%	67.1%	65.6%	2.3%
Weighted average for the period:
Square foot occupancy (c)	92.2%	91.0%	1.3%	91.5%	90.1%	1.6%
Realized annual rent per occupied square foot (d) (f)	$13.15	$12.65	4.0%	$12.77	$12.47	2.4%
REVPAF (e) (f)	$12.13	$11.51	5.4%	$11.69	$11.24	4.0%

Weighted average at September 30:
Square foot occupancy				91.7%	90.4%	1.4%
In place annual rent per occupied square foot (g)				$14.09	$13.75	2.5%
Total net rentable square feet (in thousands)				121,582	121,582	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2011	$362,937	$371,853	$390,001
2010	$350,914	$357,637	$368,589	$364,074	$1,441,214

Total cost of operations (in 000’s):
2011	$127,425	$121,958	$120,525
2010	$127,461	$122,283	$120,461	$101,417	$471,622

Property taxes (in 000’s):
2011	$41,252	$40,054	$39,384
2010	$40,232	$39,075	$38,954	$25,076	$143,337

Media advertising (in 000’s):
2011	$3,998	$3,291	$2,110
2010	$5,305	$6,463	$3,084	$-	$14,852

Other advertising and promotion (in 000’s):
2011	$5,706	$6,738	$5,712
2010	$5,049	$6,568	$5,542	$4,918	$22,077

REVPAF:
2011	$11.33	$11.61	$12.13
2010	$10.99	$11.20	$11.51	$11.38	$11.27

Weighted average realized annual rent per occupied square foot for the period:
2011	$12.62	$12.58	$13.15
2010	$12.45	$12.31	$12.65	$12.79	$12.55

Weighted average square foot occupancy levels for the period:
2011	89.8%	92.3%	92.2%
2010	88.3%	91.0%	91.0%	89.0%	89.8%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method. At September 30, 2011, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.

Our €343.0 million loan ($466.3 million at September 30, 2011) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  We received principal payments on this loan totaling €30.7 million ($42.7 million) in the nine months ended September 30, 2011.  The loan is denominated in Euros, and currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  The timing of future early principal payments will depend on Shurgard Europe’s available cash flow from operations or financing and its alternative uses.

Shurgard Europe expects to obtain a new three year term loan of €215 million, and will use the proceeds to repay its existing two JV loans totaling €187 million at September 30, 2011 and make an additional principal payment on our loan to Shurgard Europe.  The new loan will have a lower interest rate than the existing JV loans and will provide Shurgard Europe the flexibility to simplify its ownership structure and eliminate various costs associated with the former joint ventures.   In connection with this financing, we expect to extend the maturity date for our loan to Shurgard Europe to the first quarter of 2015.  Completion of this financing is subject to certain contingencies.

Investing Activities

During the three months ended September 30, 2011, we acquired three properties, one each in California, Florida and Maryland for approximately $27 million and having 217,000 net rentable square feet. On October 25, 2011, we acquired an additional property in California for approximately $10.5 million with 87,000 net rentable square feet.

On August 23, 2011, we completed the acquisition of the remaining interests we did not already own in five partnerships for $155.4 million consisting of $98.3 million in cash and approximately 478,000 Public Storage common shares with a market value on the date of closing of $57.1 million.  In addition, in late October 2011, we acquired the remaining interests we did not own in two previously consolidated partnerships for $6.3 million in cash.

Capital Activities

On July 26, 2011, we issued 19,500,000 depositary shares at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.35% Cumulative Preferred Share of Beneficial Interest, Series R.  The offering resulted in net proceeds of approximately $488 million.

On August 22, 2011, we redeemed all outstanding depositary shares representing interest in our 7.25% Cumulative Preferred Share of Beneficial Interest, Series K for $424.8 million, excluding accrued dividends.   In the quarter ended September 30, 2011, we recorded an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $13 million.

On September 30, 2011, we redeemed all outstanding depositary shares representing interest in our 7.00% Cumulative Preferred Share of Beneficial Interest, Series G for $100 million, excluding accrued dividends.   In the quarter ended September 30, 2011, we recorded an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $3 million.

On October 26, 2011, we called for redemption all outstanding depositary shares representing interest in our 6.95% Cumulative Preferred Share of Beneficial Interest, Series H for an aggregate of $105 million, excluding accrued dividends. The redemption will occur on November 28, 2011.  In the quarter ending December 31, 2011, we expect to record an allocation of income pursuant to EITF D-42 to the holders of these shares of approximately $3.5 million.

Distributions Declared

On November 3, 2011, our Board of Trustees declared a regular common dividend of $0.95 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 29, 2011, to shareholders of record as of December 14, 2011.

Third Quarter Conference Call

A conference call is scheduled for Friday, November 4, 2011 at 10:00 a.m. (PDT) to discuss the third quarter ended September 30, 2011 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 15951474).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through November 11, 2011 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 15951474.

About Public Storage

Public Storage, a member of the S&P 500, The Forbes Global 2000 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At September 30, 2011, the Company had interests in 2,056 self-storage facilities located in 38 states with approximately 131 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 21.8 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at September 30, 2011.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Form 10-Q for the period ended September 30, 2011 expected to be filed on or before November 9, 2011, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following:

general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Self-storage rental income	$416,104	$388,932	$1,196,352	$1,126,285
Ancillary operations	30,011	26,588	85,817	78,823
Interest and other income	6,875	6,775	25,218	22,023
	452,990	422,295	1,307,387	1,227,131
Expenses:
Cost of operations:
Self-storage facilities	128,976	127,423	394,030	387,328
Ancillary operations (a)	9,793	7,091	28,304	25,060
Depreciation and amortization	90,935	92,583	268,601	262,135
General and administrative (b)	14,116	8,910	40,944	29,068
Interest expense	5,862	7,838	18,779	22,455
	249,682	243,845	750,658	726,046
Income from continuing operations before equity in earnings of real estate entities, foreign currency exchange gain (loss), gain on disposition of real estate investments, gain on early retirement of debt and asset impairment charges	203,308	178,450	556,729	501,085
Equity in earnings of real estate entities (c)	15,269	9,043	41,755	27,792
Foreign currency exchange gain (loss)	(28,253)	55,455	13,495	(28,592)
Gain on disposition of real estate investments (d)	3,135	-	3,263	396
Gain on early retirement of debt	1,848	-	1,848	283
Asset impairment charges	(2,186)	-	(2,186)	(1,949)
Income from continuing operations	193,121	242,948	614,904	499,015
Discontinued operations	1,392	2,863	1,118	7,889
Net income	194,513	245,811	616,022	506,904
Net income allocable to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,813)	-	(5,438)
Other noncontrolling interests in subsidiaries	(3,374)	(4,644)	(12,331)	(13,113)
Net income allocable to Public Storage shareholders	$191,139	$239,354	$603,691	$488,353
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based upon distributions paid	$56,670	$57,522	$172,926	$174,509
Preferred shareholders, based on redemptions	16,178	(800)	32,077	4,263
Equity Shares, Series A, based upon distributions paid	-	-	-	5,131
Equity Shares, Series A, based on redemptions	-	-	-	25,746
Restricted share units	341	426	1,164	923
Common shareholders	117,950	182,206	397,524	277,781
	$191,139	$239,354	$603,691	$488,353
Per common share:
Net income per share – Basic	$0.69	$1.08	$2.35	$1.65
Net income per share – Diluted	$0.69	$1.07	$2.33	$1.64
Weighted average common shares – Basic	169,728	169,014	169,512	168,766
Weighted average common shares – Diluted	170,830	169,977	170,538	169,640

(a)	Ancillary operating expenses for the three and nine months ended September 30, 2010 include a $1.7 million reduction due to changes in accounting estimates.

(b)
General and administrative expense for the three and nine months ended September 30, 2011 includes approximately $2.8 million and $8.5 million, respectively, in compensation expense related to a 2011 performance-based restricted share unit plan.  In addition, we incurred $2.0 million and $3.1 million, respectively, in incremental general and administrative expense associated with the acquisition of interests in self-storage facilities for the three and nine months ended September 30, 2011 as compared to none and $2.4 million, respectively, for the same periods in 2010.

(c)
Equity in earnings of real estate entities increased in the three and nine months ended September 30, 2011 as compared to the same periods for 2010, due primarily to Shurgard Europe’s acquisition of an 80% interest in two joint ventures on March 2, 2011. In addition, equity in earnings of real estate entities increased in the nine months ended September 30, 2011 as compared to the same period for 2010, due to a $4.0 million increase representing our $3.0 million equity share of PSB’s gain in applying EITF D-42 in the nine months ended September 30, 2011, as compared to our $1.0 million equity share of a loss in the same period in 2010.

(d)
Amounts for the three and nine months ended September 30, 2011 primarily represent a gain on disposition recorded upon gaining control of two partnerships, each owning one property, which we previously accounted for on the equity method of accounting.  Upon gaining control of these partnerships, we commenced consolidating the partnerships and recorded a gain on the effective disposition of our existing investment equal to the excess of the fair value of our existing investment over its carrying value.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	September 30, 2011 (unaudited)	December 31, 2010
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$160,733	$456,252
Marketable securities	-	102,279
Operating real estate facilities:
Land and buildings, at cost	10,746,266	10,587,347
Accumulated depreciation	(3,312,971)	(3,061,459)
	7,433,295	7,525,888
Construction in process	4,018	6,928
	7,437,313	7,532,816

Investment in real estate entities	716,587	601,569
Goodwill	174,634	174,634
Intangible assets, net	36,791	42,091
Loans receivable from real estate entities	466,349	495,229
Other assets	93,136	90,463
Total assets	$9,085,543	$9,495,333
LIABILITIES AND EQUITY
Notes payable	$418,851	$568,417
Accrued and other liabilities	244,462	205,769
Total liabilities	663,313	774,186

Redeemable noncontrolling interests in subsidiaries	12,316	12,213

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 479,200 shares issued (in series) and outstanding (486,390 at December 31, 2010), at liquidation preference	3,216,271	3,396,027
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 170,036,247 shares issued and outstanding (169,252,819 at December 31, 2010)	17,003	16,927
Paid-in capital	5,432,932	5,515,827
Accumulated deficit	(265,226)	(236,410)
Accumulated other comprehensive loss	(15,218)	(15,773)
Total Public Storage shareholders’ equity	8,385,762	8,676,598
Equity of permanent noncontrolling interests in subsidiaries	24,152	32,336
Total equity	8,409,914	8,708,934
Total liabilities and equity	$9,085,543	$9,495,333

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool presented below represents those 150 facilities that are wholly-owned and have been operated by Shurgard Europe at a stabilized occupancy level since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011. We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 150 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2009: (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010 (a)	Percentage Change	2011	2010 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$47,909	$46,851	2.3%	$139,510	$137,418	1.5%
Late charges and administrative fees collected	885	814	8.7%	2,603	2,350	10.8%
Total revenues (b)	48,794	47,665	2.4%	142,113	139,768	1.7%

Cost of operations:
Property taxes	2,503	2,309	8.4%	7,561	7,008	7.9%
Direct property payroll	6,177	5,966	3.5%	17,947	17,618	1.9%
Advertising and promotion	1,876	1,924	(2.5)%	5,125	4,796	6.9%
Utilities	848	881	(3.7)%	3,169	2,996	5.8%
Repairs and maintenance	1,881	1,299	44.8%	4,910	3,696	32.8%
Property insurance	258	297	(13.1)%	782	910	(14.1)%
Other costs of management	7,682	8,080	(4.9)%	22,984	23,839	(3.6)%
Total cost of operations (b)	21,225	20,756	2.3%	62,478	60,863	2.7%

Net operating income (excluding depreciation and amortization) (c)	$27,569	$26,909	2.5%	$79,635	$78,905	0.9%

Gross margin	56.5%	56.5%	0.0%	56.0%	56.5%	(0.9)%
Weighted average for the period:
Square foot occupancy (d)	86.4%	86.1%	0.3%	85.7%	85.6%	0.1%
Realized annual rent per occupied square foot (e) (g)	$28.14	$27.62	1.9%	$27.54	$27.16	1.4%
REVPAF (f) (g)	$24.32	$23.78	2.3%	$23.60	$23.25	1.5%

Weighted average at September 30:
Square foot occupancy				86.3%	86.0%	0.3%
In place annual rent per occupied square foot (h)				$30.23	$29.41	2.8%
Total net rentable square feet (in thousands)				7,881	7,881	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.415	1.415	-	1.406	1.406	-
Actual historical exchange rates	1.415	1.289	9.8%	1.406	1.316	6.8%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three and nine months ended September 30, 2010 have been restated using the actual exchange rate for the same periods in 2011.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$194,513	$245,811	$616,022	$506,904
Add back – depreciation and amortization	90,935	92,583	268,601	262,135
Add back – depreciation from unconsolidated real estate investments	17,925	16,142	52,351	46,449
Add back – depreciation and amortization included in Discontinued Operations	21	65	94	604
Eliminate – gain on sale of real estate investments	(3,135)	-	(3,263)	(396)
Eliminate – gain on sale of real estate included in Discontinued Operations	(1,701)	(2,707)	(1,448)	(7,794)
Eliminate –our share of PSB’s gain on sale of real estate	(1,107)	-	(1,107)	(2,112)
Consolidated FFO allocable to our equity holders	297,451	351,894	931,250	805,790
Less: allocations of FFO to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(1,813)	-	(5,438)
Other noncontrolling equity interests in subsidiaries	(3,784)	(5,199)	(13,696)	(14,464)
Consolidated FFO allocable to Public Storage shareholders	293,667	344,882	917,554	785,888
Less: allocations of FFO to:
Preferred shareholders, based upon distributions paid	(56,670)	(57,522)	(172,926)	(174,509)
Preferred shareholders, based on redemptions	(16,178)	800	(32,077)	(4,263)
Restricted share unitholders	(641)	(744)	(2,060)	(1,901)
Equity Shares, Series A, based upon distributions paid	-	-	-	(5,131)
Equity Shares, Series A, based on redemptions	-	-	-	(25,746)
Remaining FFO allocable to Common Shares (a)	$220,178	$287,416	$710,491	$574,338
Weighted average shares and FFO per share:
Regular common shares	169,728	169,014	169,512	168,766
Weighted average share options outstanding using treasury method	1,102	963	1,026	874
Weighted average common shares for purposes of computing fully-diluted FFO per common share	170,830	169,977	170,538	169,640
FFO per diluted common share (a)	$1.29	$1.69	$4.17	$3.39

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$220,178	$287,416	$710,491	$574,338
Add: Non-cash share-based compensation expense	6,147	3,099	17,968	8,902
Eliminate: Non-cash asset impairment charges	2,186	-	2,186	2,544
Eliminate: Non-cash foreign currency exchange (gain) loss	28,253	(55,455)	(13,495)	28,592
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share from PSB	16,178	(800)	29,060	31,058
Less: Aggregate capital expenditures	(12,734)	(31,626)	(57,026)	(68,628)

Funds available for distribution (“FAD”) (b)	$260,208	$202,634	$689,184	$576,806

Distribution to common shareholders (c)	$161,526	$135,244	$458,062	$379,909

Distribution payout ratio (b)	62.1%	66.7%	66.5%	65.9%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received dividends of $0.95 and $2.70 per common share for the three and nine months ended September 30, 2011, respectively, as compared to $0.80 and $2.25 per common share for the same periods in 2010.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$390,001	$368,589	$1,124,791	$1,077,140
Other facilities (a)	26,103	20,343	71,561	49,145

Self-storage revenues (b)	416,104	388,932	1,196,352	1,126,285
Self-storage cost of operations for:
Same Store Facilities	120,525	120,461	369,908	370,205
Other facilities (a)	8,451	6,962	24,122	17,123

Self-storage cost of operations (b)	128,976	127,423	394,030	387,328
Net operating income for:
Same Store Facilities	269,476	248,128	754,883	706,935
Other facilities (a)	17,652	13,381	47,439	32,022

Consolidated net operating income (c)	287,128	261,509	802,322	738,957
Ancillary revenues	30,011	26,588	85,817	78,823
Interest and other income	6,875	6,775	25,218	22,023
Ancillary cost of operations	(9,793)	(7,091)	(28,304)	(25,060)
Depreciation and amortization	(90,935)	(92,583)	(268,601)	(262,135)
General and administrative expense	(14,116)	(8,910)	(40,944)	(29,068)
Interest expense	(5,862)	(7,838)	(18,779)	(22,455)
Equity in earnings of real estate entities	15,269	9,043	41,755	27,792
Foreign currency exchange gain (loss)	(28,253)	55,455	13,495	(28,592)
Gain on disposition of real estate investments	3,135	-	3,263	396
Gain on early retirement of debt	1,848	-	1,848	283
Asset impairment charges	(2,186)	-	(2,186)	(1,949)
Discontinued operations	1,392	2,863	1,118	7,889
Consolidated net income of the Company	$194,513	$245,811	$616,022	$506,904

(a)
We consolidate the operating results of 109 additional self-storage facilities that are not Same Store Facilities. Since January 1, 2011, we have acquired nine self-storage facilities from third parties, newly developed one self-storage facility, and commenced consolidating two self-storage facilities that we previously accounted for on the equity method.  Included in the tables above for these twelve facilities are revenues for the three and nine months ended September 30, 2011, totaling $1,955,000 and $3,122,000, respectively, and cost of operations totaling $829,000 and $1,299,000, respectively,

(b)	Self-storage revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.